Exhibit 10.3

September 30

Carlos Campoy

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Re: Employment Separation

Dear Carlos:

This letter (the "Agreement") confirms the terms of the offer made to you by CytomX Therapeutics, Inc. (the “Company”) regarding the separation of your employment, effective as of September 30, 2022 (the “Separation Date”) as a result of a reduction in force. If you sign and return this letter to me on or before November 14, 2022 it shall become a binding agreement between you and the Company, and you will receive the separation benefits described herein. If you do not timely sign and return it, or if you revoke it in accordance with the terms of Section 7(d), below, you will receive no payments or benefits from the Company after the Separation Date, including but not limited to Company-paid COBRA premium coverage.

Your employment with the Company was terminated effective as of the Separation Date. The Company wishes to provide certain severance benefits to you, pursuant to the terms of the Amended and Restated Severance and Change of Control Agreement between you and the Company dated March 23, 2020 (the “Severance Agreement”), and you wish to receive such severance benefits. Therefore, for the receipt of good and adequate consideration, you and the Company agree as follows.

1. Return of Company Property. You have returned all property of the Company including, without limitation, confidential information or copies of such information, or other documents or materials, equipment, or other property belonging to the Company, including your laptop computer, provided however, that the Company agrees to return to you or reissue to you a useable laptop computer and/or other electronic devices if the Company requests for you to do work under the Master Consultancy Agreement (separately entered into) effective October 1, 2022 (the “Consulting Agreement”), which you will then be obligated to return to the Company, including, without limitation, confidential information or copies of such information, or other documents or materials, equipment, or other property belonging to the Company at the end of the Consultancy period. Use of and return of Company equipment that is used during the Consultancy period ensures your digital compliance with relevant data and non-disclosure obligations and laws as detailed in the Consulting Agreement.

2. Accrued Wages and Expenses. You acknowledge receipt, on the Separation Date, of a payment in the amount equal to all earned wages owed to you through the Separation Date, including accrued, unused vacation or paid time off, base pay, commissions, bonuses and incentive compensation. On or before October 7, 2022, you will submit for reimbursement in accordance with the Company’s expense reimbursement policies and practices all unreimbursed business expenses incurred by you, so that the Company may promptly pay you.

3. Severance Payments. Provided you execute and return this Agreement and allow it to become effective:

a.
On the first Company payroll date that follows by at least three (3) business days the Effective Date as defined in Section 7(d), below, the Company will pay to you severance in a lump sum equivalent to twelve (12) months of wages at your base salary rate, plus your annual target bonus at 100%, prorated for the number of days of your employment in 2022, or $642,144.04 less applicable taxes, garnishments and any other withholding required by law or authorized by you.
b.
The Company will pay COBRA costs for the period specified pursuant to Section 4 below.
c.
Notwithstanding the foregoing, in the event that the Company experiences a Change of Control, as defined in the Severance Agreement, within 60 (sixty) days of the Separation Date, you will be entitled to the additional severance, bonus and vesting provided in Section 2 of the Severance Agreement.

4. COBRA. If you or your dependents are currently enrolled in Company-sponsored healthcare benefits, following the Separation Date, you and your enrolled dependents will be given the opportunity to elect continuation of benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or the applicable state equivalent (together, “COBRA”). Contingent upon your timely execution of this Agreement, allowing it to become effective, and enrollment in COBRA, the Company will direct pay for COBRA premiums through the lesser of twelve (12) month(s) or until you become eligible for healthcare coverage under another employer’s plan(s). Except as expressly provided herein, you are responsible for all COBRA premium costs. You acknowledge that you shall be solely responsible for all matters relating to your continuation of coverage pursuant to COBRA, including, without limitation, your election of such coverage and timely payment of premiums (other than premiums agreed to be paid by the Company pursuant to this Section 4).

5. Stock Options. If you have vested rights to Company stock (options or restricted stock units) as of your Separation Date, the Company will provide you with a report indicating the equity awards you were vested in. Your rights with respect to all stock option and other equity awards shall be as provided in the applicable equity plans, notices of grant and option or other equity award agreements.

6. Acknowledgment of Your Continuing Obligations to the Company. In conjunction with your employment by the Company, you acknowledge that you executed an Employee Proprietary Information and Inventions Agreement (the “Confidentiality and Inventions Agreement”) and agree to comply with its continuing obligations, including but not limited to your obligations with respect to proprietary information, Company inventions, to return Company documents, and not to solicit or attempt to solicit any employee, consultant or independent contractor of the Company. Notwithstanding the foregoing, or anything contained in the Confidentiality and Inventions Agreement, you acknowledge that you will not be held criminally or civilly liable for (a) the disclosure of confidential or proprietary information or trade secrets that is made in confidence to a government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) disclosure of confidential or proprietary information or trade secrets in a made in a complaint or other document filed in a lawsuit or other proceeding under seal or pursuant to court order

7. General Release. You agree not to sue, or otherwise file any claim against, the Company or any of its directors, officers, managers, employees or agents for any reason whatsoever based on anything that has occurred as of the date you sign this Agreement.

a)
On behalf of yourself and your executors, administrators, heirs and assigns, you hereby release and forever discharge the “Releasees” hereunder, consisting of the Company, and each of its owners, directors, officers, managers, employees, agents and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which you now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever your employment by the Company or the separation thereof, including without limitation any and all claims arising under federal, state, or local laws relating to employment, claims of any kind that may be brought in any court or administrative agency, any claims arising under the Age Discrimination in Employment Act ("ADEA"), as amended, 29 U.S.C. § 621, et seq.; the Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code; California Business & Professions Code Section 17200; Claims arising under the laws, regulations or ordinances of any other California statute or local legislation affecting employment; Claims under the laws, regulations or ordinances of any other state, commonwealth or municipality, including but not limited to Claims arising under the laws, regulations, and local ordinances of municipalities within, Arizona, Connecticut, Florida, Illinois, Indiana, Maryland, Massachusetts, Mississippi, New Jersey, New York, North Carolina, Ohio, Oregon, Texas, Virginia and Wisconsin; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

b)
Notwithstanding the generality of the foregoing, you do not release any Claims that cannot be released as a matter of law including, without limitation, (i) Claims for indemnity under the Company’s Bylaws, Articles of Incorporation, written indemnification agreement between you and the Company, and/or under applicable law; (ii) any rights that you may have to insurance coverage under any directors and officers liability insurance, other insurance policies of the Company, COBRA or any similar state law; (iii) any Claims for workers compensation, state disability or unemployment insurance benefit; (iv) rights to any vested benefits under any stock, compensation or other employee benefits plan of the Company; (v) any rights you may have as an existing shareholder of the Company; (vi) any Claims arising after the Effective Date of this Agreement; (vii) your right to bring to the attention of the Equal Employment Opportunity Commission or equivalent local agency claims of discrimination, harassment, interference with leave rights, and retaliation; provided, however, that you do release your right to secure damages for any such alleged treatment; and (viii) your right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice.

c)
YOU ACKNOWLEDGE THAT YOU HAVE BEEN ADVISED OF AND ARE FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY."

BEING AWARE OF SAID CODE SECTION, YOU HEREBY EXPRESSLY WAIVE ANY RIGHTS YOU MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

d)
In accordance with the Older Workers Benefit Protection Act of 1990, you acknowledge that you are aware of the following:

(i) This paragraph, and this Agreement are written in a manner calculated to be understood by you.

(ii) The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which you sign this Agreement.

(iii) This Agreement provides for consideration in addition to anything of value to which you are already entitled.

(iv) You have been advised to consult an attorney before signing this Agreement.

(v) You have been granted forty-five (45) days after you are presented with this Agreement to decide whether or not to sign it. If you execute this Agreement prior to the expiration of such period, you do so voluntarily and after having had the opportunity to consult with an attorney, and hereby waive the remainder of the forty-five (45) day period.

(vi) You have the right to revoke this Agreement within seven (7) days of signing it. In the event this Agreement is revoked, it will be null and void in its entirety, and you will not receive the benefits of this Agreement.

(vii) The job titles and ages of all individuals eligible or selected for the settlement offer and the ages of all individuals in the same job classification or organizational unit who are not eligible for the settlement offer are listed on the form attached as Exhibit A hereto.

If you wish to revoke this Agreement, you must deliver written notice stating that intent to revoke to Danielle Olander, Senior Vice President, Talent and Systems Development dolander@cytomx.com, on or before 5:00 p.m. on the seventh (7th) calendar day after the date on which you sign this Agreement. The eighth day following your executive of this Agreement shall be the “Effective Date.”

8. Requests for References. All external requests for references should be directed to Human Resources at hr@cytomx.com, who will confirm only your job title and dates of employment.

9. Company’s Release of Claims. The Company voluntarily releases and you and your heirs, successors, administrators, representatives and assigns from all Claim which it may have against the you as the result of your employment or the discontinuance of your employment and that are based upon facts known, or which in the exercise of reasonable diligence should have been known, to the Company’s Board of Directors. Notwithstanding the foregoing, nothing herein shall release or discharge any Claim by the Company against you, or the right of the Company to bring any action, legal or otherwise, against you as a result of any failure by you to perform your obligations under this Agreement, the Confidentiality and Inventions Agreement or the Consulting Agreement (if any is entered into), or as a result of any acts of intentional misconduct by you.

The Company acknowledges that it is aware of and familiar with the provisions of California Civil Code Section 1542, which provides as follows:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY."

BEING AWARE OF SAID CODE SECTION, THE COMPANY HEREBY EXPRESSLY WAIVES ANY RIGHTS IT MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

.

10. Employee’s Representations. You represent and warrant that:

a)
You have returned to the Company all Company property in your possession;

b)
You are not owed wages, commissions, bonuses or other compensation, other than as set forth in this Agreement;
c)
During the course of your employment you did not sustain any injuries for which you might be entitled to compensation pursuant to worker’s compensation law; and
d)
You have not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will you do so in the future, except as specifically allowed by this Agreement.

11. Non-Defamation. You agree not to defame the Company, its directors, officers and employees, Company products or services, or any Releasee, publicly or privately, directly or indirectly through others, by use of any words, actions, gestures or medium, including but not limited to on social media or other internet site. Nothing in this Section 11 or this Agreement shall prevent you from (a) testifying truthfully in response to a subpoena or other legal process; (b) discussing terms and conditions of your employment with the Company, as permitted by the National Labor Relations Act and California law, including but not limited to discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (c) communicating directly with, cooperating with, or providing information to, any federal, state or local government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice.

12. Severability. The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or the enforceability of any other provision. You represent that you have thoroughly read and considered all aspects of this Agreement, that you understand all of its provisions, and that you are voluntarily entering into this Agreement.

13. Governing Law and Attorneys’ Fees. This Agreement will in all respects be interpreted, enforced and governed under the laws of the state in which you were last employed by the Company, without regard to the conflicts of laws rules thereof. If it is necessary to for either party to file suit to enforce this Agreement, the prevailing party shall recover its reasonable costs of enforcement, including costs and reasonable attorneys' fees.

14. Integrated Agreement. This Agreement, together with the Confidentiality and Inventions Agreement, and the Consulting Agreement (if mutually agreed) sets forth the entire agreement between you and Company and supersedes and replaces any and all prior oral or written agreements or understandings between you and Company. You represent that you have signed this Agreement voluntarily.

15. Amendment of this Agreement. This Agreement may not be altered, amended, or modified except by a further written document signed by you and an authorized representative of Company.

16. Execution in Counterparts. This Agreement may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile signatures shall have the same force and effectiveness as original signatures.

If the above terms are agreeable to you, please date and sign the original of this letter in the place indicated below and return it to me on or before October 27, 2022.

Sincerely,

Lloyd Rowland

Senior Vice President, General Counsel

CytomX Therapeutics, Inc.

Accepted and agreed to on this _6th___ day of ____October______________, 2022.

/s/ Carlos Campoy

__________________________________

Carlos Campoy

EXHIBITA

DISCLOSURE CONCERNING SEVERANCE OFFER

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